R & R Ranching, Inc.
OTCBB: RRRH
1065 West 1150 South
Provo, Utah 84601
(801) 377-1758

FOR IMMEDIATE RELEASE

             R & R RANCHING ANNOUNCES REORGANIZATION
                      AND CHANGE OF CONTROL


Provo, Utah (March 26, 2003) - R & R Ranching, Inc. (OTC BB:RRRH), announced today that its principal shareholders, officers, and directors have entered into an agreement and plan of reorganization relating to the Company's acquisition of GloTech Industries, Inc., which will result in a change of control. Specific terms of the transaction were not disclosed at this time.

GloTech Industries, Inc. (www.glowbike.com) is a technology-based company with headquarters in Gainesville, Florida, which develops, manufactures and markets products incorporating a Signtature Illumination System (TM) based on patent pending electroluminescent (EL) technology developed at the University of florida.

The Company will file with the Securities and Exchange Commission a report on Form 8-K, which will provide additional details about the transaction. Additional information on GloTech Industries, Inc. will also be provided once the Company's name and symbol have been changed to better reflect the company's new business.